UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25






SEC FILE NUMBER 30536
CUSIP NUMBER: 0001082594
                           NOTIFICATION OF LATE FILING

   (Check One):   [  ]  Form 10-K  [  ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q
                  [   ] Form N-SAR

                  For Period Ended:   Ended September 30, 2002
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         [  ]Transition Report on Form 10-K
         [  ]Transition Report on Form 20-F
         [  ]Transition Report on Form 11-K
         [  ]Transition Report on Form 10-Q
         [  ]Transition Report on Form N-SAR
         For the Transition Period Ended:____________________


     Read attached instruction sheet Before Preparing Form. Please Print or type.

     nothing in the form shall be construed to imply that the Commission has verified any information contained herein

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         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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         PART I-- REGISTRANT INFORMATION

         FoneCash, Inc.
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         Full Name of Registrant

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         Former Name if Applicable

         90 Park Avenue, Suite 1700
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         Address of Principal Executive Office (Street and Number)

         New York, NY 10016
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         City, State and Zip Code


                        PART II-- RULES 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

          State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

                  The Company's independent accountants are in the process of completing their review of its financial statements for the period ended September 30, 2002, and management believes that this review will be completed after November 15, 2002, but before Novembe 20, 2002.

                           PART 1V-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                  Daniel E. Charboneau                   (212)984-0641
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                         (Name)                 (Area Code)   (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).[ X ] Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [ X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




          FONECASH, INC, has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 14, 2002     By: /s/ Daniel E. Charboneau
                                   ---------------------------------------------
                                   Daniel E. Charboneau
                                   (Principal Financial and Accounting Officer)